EXHIBIT NO. 99-3

NIAGARA MOHAWK COMPLETES SALE OF HYDROELECTRIC PLANTS

     SYRACUSE, Aug. 2 -- Niagara Mohawk Power Corp., a wholly owned subsidiary of Niagara Mohawk Holdings, Inc. (NYSE: NMK), today announced the closing of the sale of its 71 hydroelectric generating plants. Orion Power Holdings, Inc. has acquired the plants for $425 million. Orion is jointly owned by affiliates of Goldman, Sachs & Co. and Constellation Energy Group (NYSE: CEG). The sale of the hydroelectric plants, with a combined capacity of 661 megawatts, was announced last December.

     "This sale represents further progress toward the full divestiture of our generating assets," said William E. Davis, chairman and CEO of Niagara Mohawk Holdings. "We will use the proceeds from the sale to retire debt as we seek to optimize our capital structure and to rebuild shareholder value."

     Last month, Niagara Mohawk completed the sale of its two coal-fired electric generating stations. The company has agreements in place to sell its Oswego Steam Station, its Nine Mile Point Nuclear Unit One station, and its 41 percent ownership of Nine Mile Point Nuclear Unit Two. The company also plans to sell its Albany Steam generating station and its share of the Roseton Station, an oil/gas facility located in Newburgh.

     The divestiture of Niagara Mohawk's generating assets is one of the key elements of the company's POWERCHOICE plan to reduce electricity prices and promote competition.